Exhibit 10.4
AMENDMENT NO. 1 TO
WYNDHAM WORLDWIDE CORPORATION
2006 EQUITY AND INCENTIVE PLAN
The Board of Directors (Board) of Wyndham Worldwide Corporation, a Delaware corporation (Company), previously adopted the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (as amended and restated from time to time, the Plan). The Company hereby amends the Plan effective as of the date on which the Board approves the amendment (the Amendment Effective Date).

RECITALS

WHEREAS, Section 8(d)(ii) of the Plan provides that the Board may amend or modify the Plan without stockholder approval in certain circumstances.

WHEREAS, the Company now desires to amend the Plan to allow the Committee to accelerate vesting of performance-based awards subject to Section 162(m) of the Code.

WHEREAS, capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

AMENDMENTS

1.	The following sentence is added immediately before the last sentence of Section 6(b)(vi) of the Plan:

“The Committee shall have the authority to accelerate vesting of Awards subject to Section 162(m) of the Code at such time and under such circumstances as it, in its sole discretion, deems appropriate.”

2.	Except as specifically amended above, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

WYNDHAM WORLDWIDE CORPORATION

By:     /s/ Mary R. Falvey
Mary R. Falvey
Executive Vice President and Chief Human Resources Officer